Exhibit 10.4

as of March 15, 2024

Nu Ride Inc.

c/o M3 Advisory Partners, LP

1700 Broadway, 19th Floor

New York, New York 10019

Attention:  Board of Directors

Engagement Letter

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the terms and conditions of the engagement (the “Engagement”) of M3 Advisory Partners, LP (“M3”) to provide the Services (as defined below) to Nu Ride Inc. and certain of its affiliates (collectively, the “Client”).  M3 and the Client are collectively referred to in this Agreement as the “Parties.”

1.Services.  (a)  The Client hereby retains M3 to provide, and M3 hereby agrees to provide, William Gallagher to serve as Chief Executive Officer, President, Treasurer and Secretary of (the “CEO”) of the Client.  The CEO will be responsible for the day-to-day management of the Client (the “Services”) upon the terms and subject to the conditions set forth in this Agreement. The CEO shall be assisted by such other M3 personnel, and the CEO and such personnel shall dedicate such time to the Engagement, as the CEO (in consultation with the Board) shall determine to be required to provide the Services in a professional manner and in accordance with the terms of this Agreement.  The CEO shall report to the Board and shall at all times act under the supervision, and at the direction, of the Client’s Board of Directors (the “Board”).

(b)   In performing the Services and otherwise managing the business and affairs of the Client, the CEO is authorized to retain on behalf of the Client such other advisors as are, in the reasonable judgment of the CEO, appropriate for the proper management of the business of the Client, including, without limitation, financial accountants, tax advisors and legal counsel.  The CEO is expressly authorized to rely upon the work product and advice of such other advisors and shall have no liability for any act or omission made in good faith based upon the work product or advice of any such other advisor.

2.Engagement Term.  The Engagement shall commence on the date of acceptance of this Agreement and may be terminated by either Party at any time upon ten business days’ written notice.  Following any such termination, neither Party shall have further liability to the other, except with respect to fees and expenses earned and incurred through the date of termination and any provisions of this Agreement which are expressly stated to survive its termination or expiration.

M3 ADVISORY PARTNERS, LP • 1700 BROADWAY, 19TH FLOOR, NEW YORK, NY 10019

T: (212) 202-2200 • F: (212) 531-4532 • WWW.M3-PARTNERS.COM

3.Staffing.  (a)  It is anticipated that the team providing the Services initially will be comprised of the CEO and such other professionals as the CEO (in consultation with the Board) shall deem to be appropriate.  It is M3’s intent to deliver the Services in an effective and cost-efficient manner in accordance with the terms of this Agreement.  In the event that the CEO determines that an increase in the size of the team is warranted, then the CEO shall notify the Board of such determination promptly following the making a change in the size of the team.  The members of the M3 team for the Engagement (other than the CEO) are subject to change by the CEO from time to time in his sole discretion.  M3 also may provide Services through independent contractors and, unless the context shall otherwise indicate, references in this Agreement to M3 and its employees or staff.

(b)Notwithstanding anything to the contrary contained herein and except with respect to coverage under the D&O Insurance described below, neither M3 nor any of its personnel performing the Services hereunder is being retained as, or shall be deemed to be, an agent, employee, or director of the Client, but rather M3 shall be deemed to be an independent contractor for the Client and such personnel shall remain employees of M3.  M3 is being retained by Client only as a consultant and shall have no fiduciary duty to the Client or any of its affiliates.

4.Compensation for Services.  M3’s compensation for services rendered under this Agreement shall be paid by the Client by wire transfer of immediately available funds in accordance with instructions provided from time to time by M3 and will consist of the following:

(i)Service Fees:  As compensation for providing the Services hereunder, M3 shall be entitled to non-refundable professional fees based on the actual hours incurred by M3 personnel on matters pertinent to the Engagement (the “Service Fees”).  The Service Fees shall be based upon the following hourly rates:

Professional	Hourly Rate
Managing Partner Senior Managing Director Managing Director Senior Director Director Vice President Senior Associate Associate Analyst	$1,415 $1,305 $1,075 - $1,205 $1,050 $880 - $990 $786 $680 $575 $470

M3 shall furnish to the Client copies of a reasonably detailed invoice for the Service Fees monthly in respect of unbilled Service Fees accrued prior to such date and the Client shall pay such Service Fees (together with any out-of-pocket expenses that have been invoiced to the Client in accordance with the provisions of clause (ii) below) by wire transfer of immediately available funds within five days after the date of service of the relevant invoice.  From time to time in the normal course of business M3 may adjust its billing rates upon notice to the Client.

(ii)Out-of-Pocket Expenses:  In addition to the Service Fees, the Client shall reimburse M3 for all reasonable and documented out-of-pocket expenses incurred in the performance of the Services (including, without limitation, reasonable travel costs).  In addition, the Client shall reimburse M3 promptly upon demand from time to time for all costs and expenses of M3 in enforcing of the obligations of the Client hereunder (including, without limitation, fees and expenses of counsel).  Any request for reimbursement of an out-of-pocket expense in excess of $100 shall be accompanied by reasonable back-up for each expense and as otherwise required by applicable law.

(b)  Any amounts payable hereunder which are not paid within ten days of the invoice date shall be deemed “past due.”  M3 reserves the right to suspend further Services until payment is received on past due invoices and to exercise all rights and remedies available under applicable law (with the Client being obligated to pay M3’s reasonable attorney fees and other costs of collection and enforcement).  In the event that M3 so suspends the Services, M3 shall not be responsible or liable for any resulting loss, damage or expense due to such suspension.

(c)  Unless expressly stated otherwise in the relevant invoice, none of the amounts invoiced by M3 from time to time with respect to the Engagement shall be contingent upon, or in any way tied to the delivery of, any reports or other work product in the future, nor upon the outcome of any case or matters.  All fees payable to M3 are exclusive of taxes or similar charges, which shall be the sole obligation of the Client (other than any taxes which may be payable on account of M3’s income generally, which shall be the obligation of M3).

5.Cooperation from Board and Advisors.  In order to properly perform the Services and fulfill its responsibilities on a timely basis, M3 will rely on the timely cooperation of the Board and, if any, the Client’s other professional advisors, including, without limitation, making available to M3 relevant data, information and personnel, performing any tasks or responsibilities assigned to the Board or such advisor, as the case may be, and notifying M3 of any issues or concerns that the Board may have relating to the Services.  The Board will provide M3 with full access to all personnel, books and records of the Client and its subsidiaries, as well as to all advisors and professionals retained by the Client and its Subsidiaries.  The Board understands and acknowledges that M3’s proper delivery of the Services is dependent upon timely decisions and approvals by the Board and the Client’s other advisors. M3 shall have no responsibility or liability for any delays, additional costs or other deficiencies caused by the Board or any of the Client’s other advisors failing to properly fulfill its respective responsibilities under this Agreement.

6.Deliverables.  (a) In connection with the Engagement, M3 may furnish the Client with information, advice, reports, analyses, presentations or other materials (the "Deliverables"). The Deliverables may contain factual data, the interpretation of which may change over the project term as more information or better understanding becomes available.  The Client acknowledges that M3 will have no obligation to update the Deliverables as part of the Services in the event of such a change.

(b)  Any materials prepared by M3 are solely for the confidential use of the Client and its directors, officers and employees and will not be distributed, reproduced, summarized, referred to, disclosed publicly or given to any other person without the prior written consent of M3, provided that such permission shall not be required if the materials are required to be disclosed by applicable law or by order or act of any court or governmental or regulatory authority or body.

(c)  The provisions of this Section shall survive the termination or expiration of this Agreement.

7.Limitations on Services.  (a)  The Services are limited to those specifically noted in this Agreement.

(b)Although the CEO will provide support to other advisors retained by the Client in preparing financial statements, SEC compliance filings and tax returns and may sign certifications on behalf of the Client to the SEC in connection with those compliance filings and tax returns filed by the Client, M3 does not provide accounting or tax-related advice and no Deliverable or other information or advice provided to the Client shall be deemed to be accounting or tax-related advice.  The Board of Directors shall be solely responsible for determining the accounting and tax-related implications of the Deliverables and other information and advice provided to it by M3.  M3 shall not express any professional opinions on financial statements or perform attest procedures with respect to other information in conjunction with the Engagement.  The Services are not designed, nor should they be relied upon, to disclose weaknesses in internal controls, financial statement errors, irregularities or illegal acts.  M3 shall assume the accuracy and completeness of all information submitted by or on behalf of the Client (including, without limitation, from its accounting firm) to M3 for analysis and which will form the basis of M3’s conclusions, without any obligation of M3 to verify the accuracy or completeness of such information, and M3 shall not be responsible for any analysis, advice or other Services to the extent based on inaccurate or incomplete information provided or accepted by or on behalf of the Client.

(b)The Services shall not include preparing, auditing or otherwise attesting in any way (including without limitation, with respect to the accuracy, achievability, reliability, relevance, usefulness or other appropriateness) to the Client’s financial projections, and the Client has not engaged M3 for that purpose.  The Services are provided based upon the understanding that the Board has sole responsibility for the Client’s financial projections (including preparation thereof), developing underlying assumptions and providing any disclosure related thereto.  To the extent that, during the performance of Services hereunder, M3 is required to consider the Client’s financial projections, the Client understands that M3’s procedures with respect to such projections do not constitute an examination in accordance with procedures established by the American Institute of Certified Public Accountants and do not and are not intended to provide any assurance on any aspect of such projections, including, without limitation, the reasonableness of the assumptions underlying such projections, nor do they provide assurance that M3 might not become aware of significant matters affecting the reasonableness of the projections that might be disclosed by more extensive procedures.  There will usually be differences between projected and actual results, and those differences may be material.  The Client understands and agrees that M3 will have no responsibility or liability relating to any such differences.

(c)M3 does not provide investment advice and the Services shall not include the provision of investment advice.  The Board shall have sole responsibility for all investment decisions made by the Client.  Although M3 may from time to time suggest or recommend options that may be available to the Client, the ultimate decision with respect to such options rests with the Board and the Board shall be solely responsible for such decision and its outcome.  M3 makes no representation, promise or guarantee with respect to the outcome of any matter affecting the Client.

(d)To the extent that the performance of the Services requires that M3 form conclusions or reach opinions, M3 shall do so without regard to or consideration of the impact that such conclusions or opinions may have on the initiation or outcome of any litigation to which the Client is or may become a party.

(e)The Client shall be solely responsible for the work and fees of any third parties engaged by the Client to provide services in connection with the Engagement, regardless of whether such third party was recommended to the Client by M3 or M3 is involved with the services provided by it.  M3 shall not be responsible for providing or reviewing the advice or services of any such third party, including advice as to legal, regulatory, accounting or taxation matters.

(f)The provisions of this Section shall survive the termination or expiration of this Agreement.

8.Conflicts.  M3 has performed an internal search for any potential conflicts of interest based on its understanding of the various parties involved in this matter, and such search has not revealed any relationships that it believes would conflict with its engagement hereunder.  Should any potential conflict pertaining to M3’s engagement hereunder come to the attention of any Party, such Party shall promptly advise the others.  Nothing contained herein should be construed to be a waiver of any potential conflict pertaining to M3 that may come to the attention of any Party.  Notwithstanding the provisions of Section 2 of this Agreement, M3 reserves the right to immediately terminate this Engagement at any time, if a conflict of interest arises or becomes known to it that, in its judgment, would impair its ability to perform the Services objectively.

9.Non-Solicitation.  The Client covenants and agrees that, prior to the first anniversary of the termination or expiration of this Agreement, it will not, directly or indirectly, hire directly or as an independent contractor, or refer to another for employment, any person who was during the term of this Agreement an employee or contractor of M3 or any of its affiliated entities who was involved on behalf of M3 with the Engagement or the performance of the Services. In the event of the breach of the foregoing covenant, the Client shall be liable to M3, and shall pay on demand to M3, liquidated damages equal to 200% of the total annual compensation of each relevant employee for the preceding calendar year (and, in the event that any such employee was not employed for the full year, the amount equal to 200% of his or her annualized compensation).  The Parties mutually agree that the actual damages that would be sustained by M3 as the result of any such breach will be substantial and will be impossible to measure accurately, and that the foregoing liquidated damage amount is fair and reasonable.  The provisions of this Section shall survive the termination or expiration of this Agreement.

10.Confidentiality.  (a)  Each Party shall use reasonable efforts, but in no event less effort than it would use to protect its own confidential information, to keep confidential all nonpublic confidential or proprietary information obtained from the other Party in the scope of the Engagement (the "Confidential Information"), and neither Party will disclose any Confidential

Information of the other Party to any other person or entity.  For the avoidance of doubt, the term "Confidential Information" shall include (i) the terms of this Agreement, (ii) all non-public confidential and proprietary data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results and models and (iii) any work product relating to the business of either Party, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.  Notwithstanding the foregoing, the term “Confidential Information” shall not include information that (x) is or becomes publicly available other than as a result of disclosure by the receiving Party in violation of this Agreement, (y) was already known to the receiving Party or (z) was independently acquired or developed by the receiving Party from a source not known by it to be bound by a confidentiality requirement with respect to such information.  In performing the Services, M3 will use and rely primarily on the Confidential Information and on information available from public sources without having independently verified any of such information.

(b) The foregoing is not intended to prohibit, nor shall it be construed as prohibiting, M3 from making such disclosures of Confidential Information that M3 reasonably believes are required by law or any regulatory requirement or authority, or to clear client conflicts.  M3 also may disclose Confidential Information to its partners, directors, officers, employees, independent contractors, agents and advisors who have a need to know the Confidential Information for the proper performance of the Services or otherwise in connection with the Engagement.  M3 may make reasonable disclosures of Confidential Information to third parties to the extent that M3 reasonably believes that such disclosure is consistent with its performance of the Services.  In addition, M3 will have the right to disclose to any person that it provided services to the Client or its affiliates and a general description of such services, but such disclosure shall not provide any other Confidential Information about M3’s involvement with the Client.

(c)The provisions of this Section shall survive for a period of two years following the termination or expiration of this Agreement and shall supersede any separate confidentiality or analogous agreement between M3 and the Client.

11.Intellectual Property.  Upon payment in full of all amounts owing to M3 hereunder, the Client will own all Deliverables furnished by M3 to the Client in connection with the Services, provided that M3 will retain ownership of (a) all concepts, analyses, know-how, tools, frameworks, models and industry perspectives used and/or developed by M3 in connection with the Services and (b) all other intellectual property not containing Confidential Information which has been developed by M3 outside of the provision of the Services (the “M3 Tools”), it being understood that M3 will have no ownership right to, and will maintain in accordance with the provisions of this Agreement the confidentiality of, any Confidential Information contained in the M3 Tools.  To the extent that the Deliverables include any M3 Tools, M3 hereby grants the Client a non-exclusive, non-transferable, non-sublicensable worldwide, royalty-free license to use and copy the M3 Tools solely as part of the Deliverables and subject to the confidentiality provisions contained in this Agreement.  The Client acknowledges and agrees that the M3 Tools are provided to the Client on an “as is” basis and without any warranty or condition of any kind (whether express, implied or otherwise), and including without limitation any implied warranty of merchantability or fitness for a particular purpose.  The provisions of this Section shall survive the termination or expiration of this Agreement.

12.Indemnification.  (a)  The Client hereby irrevocably agrees to indemnify and hold harmless the Indemnitees (as defined in Annex I to this Agreement) in accordance with the provisions of Annex I hereto, with such Annex I being incorporated herein by reference and constituting an integral and enforceable part of this Agreement.  The indemnity and expense reimbursement obligations set forth herein (including, without limitation, in Annex I) shall (i) be in addition to any liability the Client may have to M3 at common law or otherwise, (ii) survive the termination or expiration of this Agreement and (iii) be binding on any successors and assigns of the Client.

(b)  In addition to (and not in limitation of) the provisions of Section 13(a) and Annex I, the CEO and any other M3 employees who may from time to time serve as directors or officers of the Client or any of its affiliates will receive the benefit of the most favorable indemnification provisions provided by the Client to its directors, officers and any equivalently placed employees, whether under the Client’s charter or by-laws, by contract or otherwise.  Additionally, the Client shall specifically include and cover the CEO and any M3 employees, contractors and agents who may from time to time serve as directors or officers of the Client or any of its affiliates (including, without limitation, any employee, contractor or agent of M3 who may serve as an Assistant Secretary of the Client) with direct coverage under the Client’s policy for liability insurance covering its directors, officers and any equivalently placed employees (the "D&O Insurance").  Upon request of M3, the Client shall provide M3 with a copy of the policy documentation for its then-current D&O Insurance, a certificate of insurance evidencing that the policy is in full force and effect, and a copy of the signed board resolutions and any other documents as M3 may reasonably request evidencing the appointment and coverage of the indemnitees. The Client will maintain such D&O Insurance coverage for the period through which claims can be made against such persons. The Client disclaims a right to distribution from the D&O Insurance coverage with respect to such persons.  In the event that the Client is unable to include the CEO or any other such M3 employee or agent under the Client’s D&O Insurance coverage or does not have first dollar coverage reasonably acceptable to M3 in effect for at least $10 million (e.g., there are outstanding or threatened claims against officers and directors alleging prior acts that may give rise to a claim), then M3 may, at its option, attempt to purchase a separate D&O insurance policy that will cover the CEO and any such other M3 employees, contractors and agents only.  The cost of such separate policy shall be invoiced to the Client as an out-of-pocket expense.  If M3 is unable or unwilling to purchase such separate D&O insurance policy, then M3 reserves the right to immediately terminate the Agreement.

(d)The Client’s indemnification obligations in this Section shall be primary to, and without allocation against, any similar indemnification obligations that M3 may offer to its personnel generally, and the Client’s D&O Insurance coverage for the indemnitees shall be specifically primary to, and without allocation against, any other valid and collectible insurance coverage that may apply to the indemnitees (whether provided by M3 or otherwise).

(e)Notwithstanding anything to the contrary contained in this Section 13, the indemnity owing from the Client to the Indemnitees shall not exceed the terms of any indemnities provided to the Client’s other officers and directors under the corporate bylaws and applicable state law, plus any insurance coverage under the Client’s D&O Insurance.

(f)The provisions of this Section (including, without limitation, the provisions of Annex I) shall survive the termination or expiration of this Agreement.

13.Limitation on Damages.  Except, in all cases, for intentional misconduct, criminal activity, gross negligence or fraud, in no event shall M3 or any other Indemnitee be liable to the Client or its affiliates, successors, or any person claiming on behalf of or in the right of the Client (including the Client’s owners, parents, affiliates, successors, directors, officers, employees, agents, security holders, or creditors) for (i) any amount which, when taken together with all losses for which M3 and all Indemnitees are liable in connection with this Agreement or the Engagement, would exceed the amount of fees for the Services actually received by M3 from the Client in connection with the Engagement during the immediately preceding 12 months or (ii) any special, consequential, incidental or exemplary damages or loss (or any lost profits, savings or business opportunity) (the amounts described in clauses (i) and (ii) collectively, the “Liability Cap”). This paragraph shall apply regardless of the nature of any claim(s) (including claims based on contract, statute, negligence, tort, strict liability or otherwise), regardless of any failure of the essential purpose of any remedy and whether or not M3 was advised of the possibility of the damage or loss asserted, but shall not apply to the extent finally determined by final and non-appealable judgment of a court of competent jurisdiction to be prohibited by applicable law.  For the avoidance of doubt, the Parties hereby irrevocably agree that, in the absence of intentional misconduct, criminal activity, gross negligence or fraud, the Liability Cap is intended to be the total limit of liability for M3 and all other Indemnitees in the aggregate for any and all claims or demand by anyone in connection with this Agreement, the Services and the Engagement, including without limitation any liability to the Client and to any others making claims relating to the Services and the Engagement.  Any such claimants shall allocate among themselves any amounts payable by M3, but the failure of the claimants to reach such an agreement shall not affect the enforceability of the Liability Cap.  Under no circumstances shall the collective liability of M3 and the other Indemnitee in connection with this Agreement exceed the Liability Cap.  The provisions of this Section shall survive the termination or expiration of this Agreement.

14.Client Acknowledgement.  The Client hereby acknowledges and agrees that M3 may, in the ordinary course of its business, serve clients who are competitive with, or have conflicting interests with, the Client.  Consistent with its confidentiality obligations hereunder and its confidentiality obligations to its other clients, M3 will not advise or consult to the Client with respect to any aspect of M3’s engagement or potential engagement with any other client, potential client or former client.  Similarly, M3 will not advise or consult to any other client, potential client or former client with respect to any aspect of the Engagement.  M3 will maintain the confidentiality of the Confidential Information in accordance with the terms of this Agreement and, similarly, will not share confidential information of any client, potential client or former client of M3 with the Client.  The provisions of this Section shall survive the termination or expiration of this Agreement.

15.Miscellaneous.  (a)  This Agreement (i) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes any other communications, understandings or agreements (both written and oral) among the Parties with respect to the subject matter hereof, and (ii) may be modified, amended or supplemented only by prior written agreement of each of the Parties.

(b)  The invalidity, illegality, or unenforceability of any provision in or obligation under this Agreement in any jurisdiction shall not affect or impair the validity, legality, or enforceability of the remaining provisions or obligations under this Agreement or of such provision or obligation in any other jurisdiction.  If feasible, any such offending provision shall be deemed modified to be within the limits of enforceability or validity; provided that, if the offending provision cannot be so modified without violating the practical intent thereof, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

(c)  M3’s services hereunder are personal in nature and may not be assigned without the written consent of the Client.  The obligations of M3 hereunder are owing only to the Client and there shall be no third-party beneficiaries of the obligations of M3 hereunder.

(d)  In the event of any action, claim, suit or proceeding brought by the Client (or any person claiming on behalf of or in the right of the Client) against M3 which relates to the Services or the Engagement, the Client shall be obligated to promptly reimburse M3 for all reasonable expenses (including, without limitation, fees and disbursements of counsel) as they are incurred by M3 in connection with investigating, preparing for or defending, or providing evidence in, such action, claim, suit or proceeding.  To the extent that M3 is finally determined by final and non-appealable judgment of a court of competent jurisdiction to liable on account of such action, claim, suit or proceeding, then M3 shall promptly reimburse the Client for a fair and equitable portion of the expenses previously reimbursed to M3.

(f)  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

(g)  This Agreement and all controversies and other matters arising from or related to performance hereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be executed and performed within such state.  The Parties hereby submit to the exclusive jurisdiction of and venue in the federal and state courts located in New York City and waive any right to trial by jury in connection with any dispute related to this Agreement.  The provisions of this paragraph shall survive the termination or expiration of this Agreement.

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This Agreement shall be binding upon the Parties and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of, and no other person shall be a third-party beneficiary of, this Agreement.

Please confirm the foregoing is in accordance with your understanding by signing and returning a copy of this Agreement, whereupon it shall become binding and enforceable in accordance with its terms.

Very truly yours,

M3 ADVISORY PARTNERS, LP

		By	/s/ Mohsin Y. Meghji
Name: Mohsin Y. Meghji
Title: Managing Member

ACCEPTED AND AGREED
as of the date first set forth above:

NU RIDE INC.

By	/s/ Andrew Sole
Name: Andrew Sole
Title: Chairperson of the Board of Directors of Nu Ride Inc.

Annex I

AGREEMENTS REGARDING INDEMNIFICATION

In consideration of M3 performing the Services for the benefit of the Client, the Client (the “Indemnitor”) shall indemnify M3 and its affiliates, equity holders, partners, directors, employees, agents, representatives and contractors, including past, present or future partners, principals and personnel of each (collectively hereinafter called the “Indemnitees”), against all costs, fees, expenses, damages, and liabilities (including defense costs) associated with any pending or threatened claim, action, proceeding or investigation (a “Claim”) relating to or arising as a result of the Engagement or the provision of the Services, the Client’s use or disclosure of the Deliverables, or this Agreement (“Losses”).  This provision is intended to apply regardless of the nature of any Claim (including contract, statute, any form of negligence, whether of the Client, M3, or others, tort, strict liability or otherwise), except to the extent such Losses are determined by a final and non-appealable judgment of a court of competent jurisdiction to be the result of M3’s bad faith, gross negligence or willful misconduct.

The Indemnitor shall not, without M3’s prior written consent (which will not be unreasonably withheld), settle, compromise, or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification could reasonably be sought hereunder (whether or not M3 or any other Indemnitee is an actual or potential party to such Claim), if such settlement, compromise, or consent does not include an unconditional release of each Indemnitee from all liability arising out of such Claim; provided, however, that the Indemnitor shall not enter into any such settlement, compromise or consent of a Claim without M3’s prior written consent (which may be granted or withheld in M3’s sole discretion) if such settlement, compromise or consent provides for injunctive relief against an Indemnitee or an admission of liability by an Indemnitee or would require payment of any amount by an Indemnitee or any insurer of an Indemnitee.  The Indemnitor shall not be liable hereunder to any Indemnitee for any amount paid or payable in the settlement of any action, proceeding or investigation entered into by such Indemnitee without the Indemnitor’s written consent.

Upon receipt by an Indemnitee of actual notice of a Claim against such Indemnitee in respect of which indemnity may be sought hereunder, such Indemnitee shall promptly notify the Indemnitor with respect thereto.  In addition, an Indemnitee shall promptly notify the Indemnitor after any action is commenced (by way of service with a summons or other legal process giving information as to the nature and basis of the claim) against such Indemnitee in respect of which indemnity may be sought hereunder.  In any event, failure to notify the Indemnitor shall not relieve the Indemnitor from any liability which the Indemnitor may have on account of this indemnity or otherwise, except to the extent, and only to the extent, that the Indemnitor shall have been materially prejudiced by such failure.

Indemnitor shall advance all expenses indemnifiable hereunder that are reasonably incurred by or on behalf of each Indemnitee in connection with any Claim within thirty (30) days after receipt by Indemnitor of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Claim.  Such statement or statements shall reasonably evidence the expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any expenses advanced if it shall ultimately be determined by a final and non-appealable judgment of a court of competent jurisdiction that Indemnitee is not entitled to be indemnified against such expenses.  Any advances and undertakings to repay pursuant to this paragraph shall be unsecured and interest free.

To the extent that the Indemnitor so elects, it shall be entitled to assume the defense, with counsel selected by the Indemnitor (and approved by M3, with such approval not to be unreasonably withheld), of any action that is the subject of the Claim in respect of which indemnity may be sought.  After notice to the Indemnitees of its election to assume the defense thereof, the Indemnitor will not be liable to the Indemnitee under this Agreement for any expenses subsequently incurred by such Indemnitee in connection with the defense thereof except as otherwise provided below.  Such Indemnitee shall have the right to employ counsel of its choice in such Claim, but the fees and expenses of such counsel incurred after notice from the Indemnitor of the assumption of the defense thereof shall be at the expense of the Indemnitee unless the employment of counsel by the Indemnitee has been authorized by the Indemnitor, in which case the reasonably incurred fees and expenses of such counsel of the Indemnitee shall be at the expense of the Indemnitor.

The Client agrees that neither M3 nor any other Indemnitee shall have any liability (whether direct or indirect and regardless of the legal theory advanced) to the Client or any person or entity asserting claims on behalf of or in right of the Client caused by, relating to, based upon or arising out of (directly or indirectly) this Agreement or the Engagement, except for losses, claims, damages, penalties or liabilities incurred by the Client which are finally determined by a non-appealable judgment of a court of competent jurisdiction to have resulted primarily and directly from the bad faith, willful misconduct or gross negligence of M3 or such other Indemnitee, as the case may be.  In no event, however, shall M3’s or any other Indemnitee’s liability to the Client or their respective affiliates, successors, or any person claiming on behalf of or in the right of the Client (including the Client’s owners, parents, affiliates, directors, officers, employees, agents, security holders, or creditors) exceed the Liability Cap.

In the event that any M3 personnel are requested or required to appear as a witness in connection with any claim, action or proceeding relating to or arising as a result of the Engagement or the provision of the Services, the Client’s use or disclosure of the Deliverables, or this Agreement, the Indemnitor shall, to the extent permitted by applicable law, reimburse M3 for all reasonable and documented out-of-pocket expenses incurred by it in connection with such personnel appearing and preparing to appear as a witness, including, without limitation, the reasonable and documented fees and disbursements of its legal counsel, and to compensate M3 at a rate equal to M3’s then standard hourly rate for the relevant personnel for each day that such personnel is involved in preparation, discovery proceedings or testimony pertaining to such Claim.  Additionally, M3 will have the right to obtain advice from independent legal counsel with respect to its actual or potential obligations and liability hereunder and the Client will promptly reimburse M3 for the reasonable out-of-pocket fees and expenses paid by M3 on account thereof.

The provisions of this Annex I shall be deemed to be an integral part of this Agreement to which this Annex I is affixed and shall survive the termination or expiration of this Agreement for any reason.  The provisions of this Annex I shall be binding upon the Client and its successors and assigns.